As filed with the Securities and Exchange Commission on May 10, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CADIZ INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0313235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
550 South Hope Street Suite 2850 Los Angeles, California 90071 (213) 271-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanley E. Speer Chief Financial Officer 550 South Hope Street Suite 2850 Los Angeles, California 90071 (213) 271-1600

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to: Kevin Friedmann, Esq. Greenberg Traurig, LLP 1840 Century Park East Suite 1900 Los Angeles, California 90067 (312) 456-1072

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DATED MAY 10, 2023, SUBJECT TO COMPLETION

PROSPECTUS

CADIZ INC.

3,971,870 Shares of Common Stock

The selling stockholders identified in this prospectus may offer from time to time up to 3,971,870 shares of our common stock, which may be acquired by the selling stockholders upon conversion of up to $15 million of outstanding principal and any accrued and unpaid interest (collectively, the “Convertible Loan”) under the Credit Agreement dated July 2, 2021, and as amended on February 2, 2023, among us and Cadiz Real Estate LLC as borrowers, BRF Finance Co., LLC (“BRF Finance”) and the other lenders from time to time party thereto, and B. Riley Securities, Inc., as agent (the “Credit Agreement”). We are contractually obligated to register the shares which may be acquired pursuant to the conversion of the Convertible Loan, which the selling stockholders may resell.

We will not receive any of the proceeds from the resale of the shares of our common stock by the selling stockholders. Our obligations to pay amounts otherwise due under the Credit Agreement will, however, be reduced as a result of the issuance of our common stock in conversion of the Convertible Loan. We have agreed to pay for expenses of this offering.

The selling stockholders may sell the shares of our common stock covered by this prospectus from time to time through any of the means described in the section of this prospectus entitled “Plan of Distribution.” The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is traded on the Nasdaq Global Market under the symbol “CDZI”. On May 9, 2023, the last reported sale price of our common stock on Nasdaq was $4.50.

We may amend or supplement this prospectus from time to time to update the disclosures set forth herein.

Investing in our common stock involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2023.

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission (the SEC or the “Commission”), using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders from time to time may offer and sell, in one or more offerings, the securities described in this prospectus. We will not receive any proceeds from the resale by the selling stockholders of the offered securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

You may rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide information or to make representations not contained in this prospectus.  This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful.  Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained incorporated by reference in this prospectus is correct as of any time after the date of this prospectus.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “Cadiz,” and “the Company” refer to Cadiz Inc., a Delaware corporation.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

Information presented in this prospectus and any accompanying prospectus supplement that we have authorized for use or to which we have referred you, and in other documents which are incorporated by reference in this prospectus under the sections of this prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” that discusses financial projections, information or expectations about our business plans, results of operations, markets, or otherwise makes statements about future events, are forward-looking statements. Forward-looking statements can be identified by the use of words such as “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section of this prospectus beginning on page 5. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” section and other sections of this prospectus, and other cautionary statements in any accompanying prospectus supplement we have authorized for use or to which we have referred you and any documents which are incorporated by reference in this prospectus and listed in “Where You Can Find More Information” and “Information Incorporated by Reference” beginning on pages 9 and 9, respectively.

Certain risks, uncertainties, and other factors are incorporated herein by reference to our most recent Annual Report on Form 10-K, along with the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason, after the date of this prospectus.

PROSPECTUS SUMMARY

About Cadiz

We are a water solutions provider dedicated to delivering clean, reliable, and affordable water for people through a variety of innovative water supply, storage, conveyance and treatment projects. We are advancing human access to clean water with our unique combination of land, water, infrastructure and technology assets, cutting-edge innovation, and industry-leading standards of environmental stewardship.

We own approximately 46,000 acres of land with access to high-quality, naturally-recharging groundwater resources in three areas of Southern California’s Mojave Desert – the Cadiz Valley (35,000 acres), Danby Dry Lake (2,000 acres), and the Piute Valley (9,000 acres).  Our land holdings with vested water rights were primarily assembled by our founders in the early 1980s, relying on NASA imagery that identified a unique desert aquifer system at the base of a vast Southern California watershed.  This watershed underlying our property in the Cadiz Valley (“Cadiz Ranch”) presently holds 17-34 million acre-feet of groundwater in storage – comparable in size to the largest reservoir in the United States, Lake Mead. The aquifer system is part of a closed-basin watershed in which all water flows downgradient to desert playas where it evaporates at the surface forming what are known as “desert dry lakes.”

Water Supply – We own vested water rights to withdraw 2.5 million acre-feet of groundwater to support farming and off property uses. Because all groundwater in the aquifer system will eventually be lost to evaporation, surplus groundwater that is captured and withdrawn before it evaporates is a new water supply known as “conserved” water. We have completed extensive environmental review in accordance with local, state and federal laws authorizing the management of the groundwater aquifer underlying the Cadiz Ranch to conserve an average of 50,000 acre-feet of water per year for 50 years for use in communities.

Groundwater Storage - The alluvium aquifer that lies beneath the property in the Cadiz Valley is also large enough for conjunctive use as a water “banking” facility, capable of storing an additional 1 million acre-feet of imported surplus water for delivery during drought periods.

Pipeline Conveyance – We also own a 30” steel natural gas pipeline (“Northern Pipeline”) that extends 220-miles from the Cadiz Ranch across Kern and San Bernardino Counties terminating in California’s Central Valley. The pipeline, originally constructed to transport fossil fuels, is idle, and we are presently preparing to convert the pipeline to transport water. The route of the Northern Pipeline intersects three water conveyance facilities that deliver water to Southern California, the California Aqueduct, the Los Angeles Aqueduct, and the Mojave River Pipeline. The capacity of the Northern Pipeline for water conveyance is 25,000 (“AFY”).

We also hold a 99-year lease with the Arizona & California Railroad to co-locate and construct a 43-mile approximately 55-85” steel water conveyance pipeline (“Southern Pipeline”) within the existing, active railroad right-of-way that intersects the Colorado River Aqueduct, one of Southern California’s primary sources of drinking water.  The capacity of the Southern Pipeline ranges from 75,000 AFY to 150,000 AFY depending on the pipeline diameter selected to accommodate imported water storage.

We are currently in discussions with multiple public water agencies to enter into agreements whereby project participating agencies would finance and operate the Northern Pipeline and lease 25,000 AFY of annual water supply from us. In accordance with such potential agreements, we expect that we will contribute the Northern Pipeline and an annual supply of 25,000 AFY of water from us into a mutual water company to be owned jointly by the parties.  In such event, we expect that a joint power authority (“JPA”) comprised of participating agencies will be able to purchase, for a 40-year term (take or pay), 25,000 AFY of water at our wellhead at an agreed upon market price estimated to start at approximately $850/AFY and subject to annual adjustment. Through a JPA, the public water agencies would fund capital costs for conversion of the pipeline from gas to water, construction of pumping stations and appurtenant facilities, and would be able to seek infrastructure funding and grants to achieve their lowest possible cost for delivered water. Any contracts and off take facility construction will be subject to standard environmental review and a project level permitting process. We expect that similar agreements will be negotiated and entered into for water supplies and storage delivered via the Southern Pipeline.

Treatment - In the fourth quarter of 2022, we completed the acquisition of the assets of ATEC Systems, Inc. into a wholly-owned subsidiary of the Company named ATEC Water Systems, LLC (“ATEC”), which provides innovative water filtration solutions for impaired or contaminated groundwater sources.  ATEC’s specialized filtration media provides cost-effective, high-rate of removal for common groundwater impairments and contaminants that pose health risks in drinking water including iron, manganese, arsenic, Chromium-6, nitrates, and other constituents of concern.

Our agricultural operations provide our current principal source of revenue, although our working capital needs are not fully supported by our agricultural lease and farming returns at this time. We believe that our water supply, storage, pipeline conveyance and treatment solutions will provide a significant source of future cash flow for the business and our stockholders. We presently rely upon debt and equity financing to support our working capital needs and development of our water solutions.  In February 2023, we completed a direct offering for net proceeds of $38 million led by our largest equity shareholders to fund capital expenditures to accelerate the development of water supply, storage and conveyance infrastructure, reduce our outstanding debt from $50 million to $35 million and provide working capital to the Company.

Our current and future operations also include activities that further our commitments to sustainable stewardship of our land and water resources, good governance and corporate social responsibility. We believe these commitments are important investments that will assist in maintenance of sustained stockholder value.

Corporate Information

We are a Delaware corporation with our principal executive offices located at 550 South Hope Street, Suite 2850, Los Angeles, California 90071. Our telephone number is (213) 271-1600. We maintain a corporate website at www.cadizinc.com. Our website address provided in this prospectus supplement is not intended to function as a hyperlink and the information on our website is not, nor should it be considered, part of this prospectus supplement or accompanying prospectus, or incorporated by reference herein or therein.

Amendment to Credit Agreement

On February 2, 2023, we and our wholly-owned subsidiary, Cadiz Real Estate LLC, as borrowers (collectively, the “Borrowers”) entered into a First Amendment to Credit Agreement with BRF Finance and B. Riley Securities, Inc. (“BRS”), as administrative agent, to amend certain provisions of the Credit Agreement dated as of July 2, 2021, among the Borrowers, BRF Finance and the other lenders from time to time party thereto, and BRS, as administrative agent for the lenders, including the following:

●	The lenders will have a right to convert from time to time a Convertible Loan into shares of our common stock at a conversion price of $4.80 per share (the “Conversion Price”). The Convertible Loan may comprise up to $15 million of outstanding principal, plus any PIK Interest (as defined below) and any accrued and unpaid interest under the Credit Agreement. The lenders’ right to convert is conditioned upon our obtaining stockholder approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock at our next annual meeting of stockholders, expected to be held in June 2023 (the “Stockholder Approval”). In addition, we have agreed to provide the lenders with registration rights for resale of the shares issuable upon conversion of the Convertible Loan.

●	Prior to the maturity of the Credit Agreement, we will have the right to require that the lenders convert the outstanding principal amount, plus any PIK Interest and accrued and unpaid interest, of the Convertible Loan if the following conditions are met: (i) the average VWAP of our common stock on The Nasdaq Stock Market, or such other national securities exchange on which the shares of common stock are listed for trading, over 30 consecutive trading dates exceeds 115% of the then Conversion Price, (ii) a registration statement registering the resale of the shares issuable upon conversion of the Convertible Loan has been declared effective by the SEC, (iii) the Stockholder Approval has been obtained, and (iv) there is no event of default under certain provisions of the Credit Agreement.

●	The maturity date of the Credit Agreement will be initially extended from July 2, 2024 to June 30, 2025. Upon obtaining the Stockholder Approval and so long as there is no event of default under certain provisions of the Credit Agreement, the maturity date for the Credit Agreement will automatically be extended to June 30, 2026.

●	The annual interest rate will remain unchanged at 7.00%. Interest on $20 million of the principal amount will continue to be paid in cash. Interest on the $15 million principal amount of the Convertible Loan will be paid in kind on a quarterly basis by adding such amount to the outstanding principal amount of the outstanding Convertible Loan (“PIK Interest”).

Summary of Offering

Common stock offered by the selling stockholders	3,971,870 shares of common stock, issuable to the selling stockholders upon conversion of up to $15 million of outstanding principal and any accrued and unpaid interest under the Convertible Loan.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders.

Nasdaq Global Market symbol	“CDZI”

Risk Factors	See “Risk Factors” beginning on page5 and other information in this prospectus for a discussion of factors you should consider carefully before investing in shares of our common stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. Certain risks relating to us and our business are described under the headings “Business” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 30, 2023, which is incorporated by reference into this prospectus and any accompanying prospectus supplement and which you should carefully review and consider, along with the other information contained in this prospectus and any accompanying prospectus supplement or incorporated by reference herein, as updated by our subsequent filings under the Exchange Act, before making an investment in any of our securities.

Additional risks, as well as updates or changes to the risks described in the documents incorporated by reference herein, may be included in any applicable prospectus supplement. Prior to making a decision to invest in our securities you should consider carefully the specific factors discussed under the capitation “Risk Factors” in the applicable prospectus supplement, together with any other information contained in the applicable prospectus supplement or appearing or incorporated by reference in this prospectus. In addition, please read the section of this prospectus captioned “Special Note Regarding Forward-Looking Statements,” in which we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Investment in any securities offered pursuant to this prospectus involves risks and uncertainties. If one or more of the events discussed in the risk factors were to occur, our business, financial condition, results of operations or liquidity, as well as the value of an investment in our securities, could be materially adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any or all of the shares being offered by the selling stockholders under this prospectus. Our obligations to pay amounts otherwise due under the Credit Agreement will, however, be reduced as a result of the issuance of our common stock in conversion of the Convertible Loan.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders consists of up to 3,971,870 shares of our common stock issuable upon conversion of the Convertible Loan under the Credit Agreement, see “Prospectus Summary— Amendment to Credit Agreement” above. When we refer to the “selling stockholders” in this prospectus, or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, we mean the selling stockholders, as well as any of its pledgees, assignees and successors-in-interest. The selling stockholders may sell all, some or none of the shares of common stock subject to this prospectus. See “Plan of Distribution” below as it may be supplemented and amended from time to time.

The selling stockholders, BRF Finance, is a lender under the Credit Agreement, and its affiliate, BRS, acted as the agent under the Credit Agreement. Additionally, BRS has acted as our placement, underwriter or sales agent in prior securities offerings, in connection with which BRS and its affiliates has acquired our securities. Other than these relationships, the selling stockholders have not had any material relationship within the past three years with us or any of our affiliates.

Under the terms of the Credit Agreement, we may not effect the conversion of the Convertible Loan (a “Borrower Conversion”), and the selling stockholders will not be entitled to request the conversion of the Convertible Loan (a “Lender Conversion”), until we obtain the Stockholder Approval. Further, no Lender Conversion or Borrower Conversion shall be effected, if, upon giving effect to such conversion, the aggregate number of shares of our common stock beneficially owned by a selling stockholder (together with its affiliates, any other persons acting as a group together with such selling stockholder or any of the selling stockholder’s affiliates, and any other persons whose beneficial ownership of our common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed the Beneficial Ownership Limitation, which is 4.99% of the number of shares of common stock outstanding immediately after giving effect to any conversion, as such percentage ownership is calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC. Each selling stockholder may reset the Beneficial Ownership Limitation percentage to a higher percentage (not to exceed 9.9%), effective 61 days after written notice to us.

The information in the table below with respect to the selling stockholders has been obtained from the selling stockholders and sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights with respect to such shares within 60 days. Except as otherwise noted herein, the number of shares beneficially owned by the selling stockholders identified in this table is as of May 10, 2023. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholders.

	Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this	Number of Shares of Common Stock Owned After Offering
Name of Selling stockholders	Number	Prospectus(1)	Number	Percentage
BRF Finance Co., LLC (2)(5)	2,985,935	1,985,935	1,000,000	1.4%
272 Capital Master Fund Ltd. (3)(5)	1,687,094	1,066,394	620,699	0.9%
BRC Partners Opportunity Fund, L.P. (4)(5)	919,541	919,541	-	-%

(1)	The number of shares of our common stock in the column “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” represents all of the shares of our common stock that the selling stockholders may offer and sell from time to time under this prospectus without giving effect to the Beneficial Ownership Limitation described above.
(2)	The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” consist of (i)1,985,935 shares of common stock issuable to BRF Finance upon conversion of the Convertible Loan (assuming the Stockholder Approval has been obtained), and (ii) 1,000,000 shares of common stock issuable upon exercise of warrants owned by B. Riley Principal Investments, LLC; provided, however, that the ability of BRF Finance to convert the Convertible Loan is subject to the Beneficial Ownership Limitation as described above. Both BRF Finance and B. Riley Principal Investments, LLC are wholly owned subsidiaries of B. Riley Financial, Inc. Bryant Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of B. Riley Financial, Inc. As a result, Mr. Riley may be deemed to indirectly beneficially own the shares reported in this note. The business address of Mr. Riley, B. Riley Financial, Inc., BRF Finance and B. Riley Principal Investment, LLC is 11100 Santa Monica Blvd. Suite 800, Los Angeles, CA 90025.
(3)	The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” (i) consist of 1,066,394 shares of common stock issuable to 272 Capital Master Fund Ltd. (“272 Capital”) upon conversion of the Convertible Loan (assuming the Stockholder Approval has been obtained) owned by 272 Capital and 620,699 shares of common stock owned by 272 Capital, and (ii) exclude 919,541 shares of common stock issuable to BRC Partners Opportunity Fund, L.P. (“BRC Partners”) upon conversion of the Convertible Loan (assuming the Stockholder Approval has been obtained) owned by BRC Partners; provided, however, that the ability of 272 Capital to convert the Convertible Loan is subject to the Beneficial Ownership Limitation as described above. 272 Advisors LLC is a majority-owned subsidiary of B. Riley Capital Management, LLC (“BRCM”) and is the general partner of 272 Capital. BRC Partners Management GP, LLC is a wholly-owned subsidiary of BRCM and is the general partner of BRC Partners. BRCM has engaged B. Riley Asset Management, LLC as the “sub-advisor”, which has the full trading discretion, voting and dispositive power over 272 Capital and BRC Partners’ investments. Wesley Cummins is the President of B. Riley Asset Management, LLC. As a result, Mr. Cummins may be deemed to indirectly beneficially own the shares reported in this note. The business address of Mr. Cummins, B. Riley Asset Management, LLC, 272 Capital and BRC Partners is 11100 Santa Monica Blvd. Suite 800, Los Angeles, CA 90025.
(4)	The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” (i) consist of 919,541 shares of common stock issuable to BRC Partners upon conversion of the Convertible Loan (assuming the Stockholder Approval has been obtained) owned by BRC Partners and (ii) exclude 1,066,394 shares of common stock issuable to 272 Capital upon conversion of the Convertible Loan (assuming the Stockholder Approval has been obtained) owned by 272 Capital and 620,699 shares of common stock owned by 272 Capital; provided, however, that the ability of BRC Partners to convert the Convertible Loan is subject to the Beneficial Ownership Limitation as described above. 272 Advisors LLC is a majority-owned subsidiary of BRCM and is the general partner of 272 Capital. BRC Partners Management GP, LLC is a wholly-owned subsidiary of BRCM and is the general partner of BRC Partners. BRCM has engaged B. Riley Asset Management, LLC as the “sub-advisor”, which has the full trading discretion, voting and dispositive power over 272 Capital and BRC Partners’ investments. Wesley Cummins is the President of B. Riley Asset Management, LLC. As a result, Mr. Cummins may be deemed to indirectly beneficially own the shares reported in this note. The business address of Mr. Cummins, B. Riley Asset Management, LLC, 272 Capital and BRC Partners is 11100 Santa Monica Blvd. Suite 800, Los Angeles, CA 90025.
(5)	Under the Credit Agreement, the selling stockholders may convert any outstanding loan amount into depositary receipts representing interests in the Company’s 8.875% Series A Cumulative Perpetual Preferred Stock (the “Depositary Shares”) at the per share exchange price of $25.00, subject to a timeline provided in the Credit Agreement. The Depositary Shares will be converted into shares of common stock if, and only if, a Change of Control (leading to a de-listing) or a Delisting Event (each as defined in the applicable Certificate of Designation) has occurred.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus will be offered and sold by the selling stockholders named in this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, other than fees of counsel, if any, retained by the selling stockholders, or any discounts or commissions payable with respect to sales of the shares.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in privately negotiated transactions;

●	in options transactions; and

●	by any other legally available means.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, a selling stockholder may pledge or grant a security interest in some or all of the shares which the selling stockholder owns. If a selling stockholder defaults in the performance of such selling stockholder’s secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers). A selling stockholder also may transfer and donate shares in other circumstances. Donees may also offer and sell the shares from time to time by this prospectus (except, in some cases, if the donees are broker-dealers or are affiliated with broker-dealers). The number of shares beneficially owned by a selling stockholder will decrease as and when such selling stockholder donates such selling stockholder’s shares or defaults in performing obligations secured by such selling stockholder’s shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

The selling stockholders and any broker-dealers acting in connection with the sale of the shares covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed to be underwriting compensation under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify the selling stockholders against liabilities they may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement of which this prospectus forms a part, or any omission or alleged omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made not misleading. This indemnification includes liabilities that the selling stockholders may incur under the Securities Act. We do not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to us by the selling stockholders for use in this prospectus or the registration statement.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and its affiliates. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the securities offered under this prospectus will be passed upon for us by Greenberg Traurig, LLP, Los Angeles, California.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement. For further information about us and our securities, you should refer to the registration statement, including exhibits, and the financial statements and notes filed as a part thereof.

We file quarterly and annual reports, proxy statements and other information with the Commission. Our filings with the Commission, including the registration statement, reports, proxy and information statements, and other information are available to you on the Commission’s website at http://www.sec.gov. In addition, documents that we file with the Commission are available on our website at www.cadizinc.com. Our website address provided in this prospectus is not intended to function as a hyperlink and the information on our website is not, nor should it be considered, part of this prospectus or incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we file with them. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the Commission prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in the prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the following documents, which is considered to be a part of this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 30, 2023;

●	our Current Reports on Form 8-K filed on January 31, 2023 and February 8, 2023;

●	the description of our common stock as set forth in our registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by:

●	the description of our common stock as set forth in Exhibit 4.4 to the Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 30, 2023;

●	the description of our Series 1 Preferred as set forth in the Current Report on Form 8-K filed with the Commission on March 9, 2020;

●	the registration statement filed on Form 8-A under the Exchange Act on July 2, 2021; and

●	the Definitive Proxy Statement on Form DEF 14A filed with the Commission on April 28, 2023.

We also incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the date of the initial registration statement and prior to the effectiveness of the registration statement or that are filed after the effective date of the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus. We are not, however, incorporating in each case, any documents or information that we are deemed to “furnish” and not file in accordance with the Commission rules.

You may obtain a copy of these filings, without charge, by writing or calling us at:

Cadiz Inc.
550 South Hope Street
Suite 2850
Los Angeles, California 90071
Attention: Investor Relations
(213) 271-1600

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this registration statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the selling stockholders and any discounts or commissions payable with respect to sales of the shares, will be paid by us. See "Plan of Distribution”.

SEC registration fee	$1,747.36
Printing expenses	$0.00
Accounting fees and expenses	$15,000.00
Legal fees and expenses	$75,000.00
Miscellaneous	$0.0
Total	$91,747.36

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits our Board of Directors to indemnify any person against expenses, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party because such person serves or served as a director, officer, employee or agent of Cadiz or of another entity. The language of Section 145 is sufficiently broad to permit indemnification in some situations for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Our Bylaws provide for mandatory indemnification of our directors and officers, and those serving at our request as directors, officers, employees, or agents of other entities, to the maximum extent permitted by law. The Bylaws provide that this indemnification shall be a contract right between each of these persons and us.

Our Certificate of Incorporation provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1)	for any breach of the director’s duty of loyalty to us or our stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	under Section 174 of the Delaware General Corporation Law; or

(4)	for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that if the Delaware General Corporation Law is subsequently amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the law as amended. We have also purchased a liability insurance policy which insures our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits.

The following exhibits are filed or incorporated by reference as part of this registration statement.

3.1*	Cadiz Certificate of Incorporation, as amended.
3.2*	Cadiz Bylaws, as amended.
3.3	Certificate of Designation of Series 1 Preferred Stock of Cadiz Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated March 5, 2020, filed with the SEC on March 9, 2020).
3.4	Certificate of Designation of 8.875% Series A Cumulative Perpetual Preferred Stock of Cadiz Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated June 29, 2022, filed with the SEC on July 2, 2021).
4.1	Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023)
4.2	Deposit Agreement, dated effective as of July 2, 2021, by and among the Company, Continental Stock Transfer & Trust Company, as depositary, and the holders of the depositary receipts issued thereunder incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K dated June 29, 2022, filed with the SEC on July 2, 2021).
4.3	Amendment No. 1 to Warrant, dated as of March 5, 2020, by and between Cadiz Inc. and the other party thereto (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K dated March 5, 2020, filed with the SEC on March 9, 2020).
4.4	Amendment No. 2 to Warrant, dated as of March 24, 2021 by and between Cadiz Inc. and the other party thereto (incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report for the quarter ended March 31, 2021, filed with the SEC on May 17, 2021).
5.1*	Opinion of Greenberg Traurig, LLP.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Greenberg Traurig, LLP (included in its opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table.

*	Filed herewith

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[Intentionally omitted]

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 10, 2023.

CADIZ INC.
Registrant

By:	/s/ Scott Slater
Scott Slater, Chief Executive Officer and President

KNOW ALL YE BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Scott Slater and Stanley E. Speer, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Position	Date

/s/ Susan Kennedy	May 10, 2023
Susan Kennedy, Chair

/s/ Scott S. Slater	May 10, 2023
Scott S. Slater, Chief Executive Officer, President and Director
(Principal Executive Officer)

/s/ Stanley E. Speer	May 10, 2023
Stanley E. Speer, Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Keith Brackpool	May 10, 2023
Keith Brackpool, Director

/s/ Stephen E. Courter	May 10, 2023
Stephen E. Courter, Director

/s/ Maria Echaveste	May 10, 2023
Maria Echaveste, Director

/s/ Geoffrey T. Grant	May 10, 2023
Geoffrey T. Grant, Director

/s/ Winston H. Hickox	May 10, 2023
Winston H. Hickox, Director

/s/ Kenneth Lombard	May 10, 2023
Kenneth Lombard, Director

/s/ Richard Polanco	May 10, 2023
Richard Polanco, Director

/s/ Carolyn Webb de Macias	May 10, 2023
Carolyn Webb de Macias, Director

II-4

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